AMERICAN CONSUMERS, INC.
                           NET INCOME PER COMMON SHARE
                                   EXHIBIT 11

                                         THIRTEEN WEEKS ENDED         THIRTY-NINE WEEKS ENDED
                                      ---------------------------  -----------------------------
                                      February 27,   February 28,  February 27,     February 28,
                                         1999           1998           1999            1998
                                      ------------   ------------  ------------     ------------
Net income for computing
  earnings per common share            $  7,660       $ 46,739       ($13,413)       $ 47,892
                                       ========       ========       ========        ========


Weighted average number of
   common shares outstanding
   during each period                   888,316        916,450        887,094         911,633
                                       ========       ========       ========        ========

Net income per common share            $  0.009       $  0.051       ($ 0.015)       $  0.053
                                       ========       ========       ========        ========
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